LIST OF SUBSIDIARIES

1.       Netvideo Networks, Inc.
2.       G2A Networks, Inc.
3.       5th Avenue Retail, Inc.
4.       Wausau-Rhinelander Wireless Cable TV Corporation
5.       Stevens Point Wireless Cable TV Corporation
6.       5th Avenue Channel Mortgage, LLC
7.       LaCrosse Wireless Cable TV Corporation